Exhibit 10.1

Pier Luigi Foschi

c/o Costa Crociere S.p.A.

Via XII Ottobre, 2

16150 Genoa

Italy

August 21, 2009

Dear Mr. Foschi,

According to our mutual understanding, we hereby confirm the terms and conditions of your contract related to your appointment as Chairman of the Board (Presidente del Consiglio di Amministrazione) and Managing Director (Amministratore Delegato) of Costa Crociere S.p.A. (the “Company”).

*******

1.	FUNCTIONS AND POWERS

1.1	You shall act as Chairman and Managing Director of the Company with the powers contemplated by the by-laws of the Company and granted by the Board of Directors of the Company from time to time, which shall be an integral and substantial part of this Agreement.

1.2	In your capacity as Managing Director, and in accordance with the powers granted by the Board of Directors of the Company, you shall be entrusted with the managerial control of the Company; you shall report to the Board of Directors of the Company on all major matters and/or matters which are outside the scope of your powers.

2.	DUTIES

2.1	You shall undertake to accept and hold the above mentioned offices, with the connected powers granted to you, and to perform your functions, as set out above:

a)	in compliance with the Company’s by-laws;

b)	for the achievement of the business targets which shall be set out by the Company’s Board of Directors;

c)	in compliance with the Italian Laws in force and with the Company’s Code of Business Conduct and Ethics.

2.2	While performing your functions you shall comply with the business plan and the business guidelines adopted by the Company’s Board of Directors.

3.	COMPENSATION

3.1	The Company will pay for your services and for the obligations undertaken by you herein a base yearly pre-tax compensation of EURO 835,000.00 (eight hundred thirty five thousand), a portion of which represents compensation of your office as Chairman as established by the Shareholders’ Meeting from time to time, gross of the applicable withholding tax and social security contributions to be paid in 12 installments of equal amount in arrears on the last business day of each month during the term of this Agreement, to the extent you are still in office as Chairman and Managing Director of the Company.

3.2	In addition, you will be entitled to payment of a performance-related bonus pursuant to the terms and conditions of the Costa Crociere CEO Management Incentive Plan which is attached as Enclosure 1 hereto.

3.3	You will be entitled to use a company car, also for private purposes. The fringe-benefit value of such car will be calculated pursuant to the criteria set forth by the law currently in force. All maintenance, fuel and insurance costs will be borne by the Company.

3.4	The Company will grant in your favor insurance policies covering the risk of death, illness and permanent disability in case of injuries at work as well as injuries in general.

3.5	The Company will provide you with an accommodation in Genoa or nearby, according to the terms and conditions to be agreed upon by the parties.

4.	NON-COMPETITION

4.1	During the term of this Agreement and thereafter, you hereby undertake (a) not to operate - either directly or indirectly - as principal, agent, owner, director, employee, partner or advisor in favor of companies in competition with the Company, which carry out the ownership, management and commercial operations of cruise vessels, and not to acquire a shareholding in the aforesaid companies, except for participations not exceeding 2% in listed companies (b) not to endeavor to entice away from the Company or any of its subsidiaries, any person, firm, company or organization (i) who or which in the preceding 12 months shall have been a supplier of goods or services to the Company or any of its affiliates or subsidiaries, and (ii) with whom or which you had, during the course of performance of your office of director, direct dealings or personal contact, so as to harm the goodwill or, or so as to the compete with, the Company or any of its subsidiaries; (c) not to induce any employee of the Company or any of its affiliates and/or subsidiaries to resign in order to enter into an employment or independent contractor relationships in favor of third parties engaged in the ownership, management and commercial operation of cruise vessels.

Such obligations shall be effective for a period of 3 years as of the expiration or the termination of this Agreement for whatsoever reason.

4.2	This obligation must be referred to the territory of Italy, France, Germany, Spain and China and the parties acknowledge that the above mentioned territorial extension is based upon (i) the multinational character of the Company, and (ii) on the fact that the business activity of the Company is carried out not only in Italy but also throughout Europe and Asia.

4.3	As specific consideration for this non competition obligation, you will be paid during the term of this Agreement an annual gross amount equal to Euro 115,000 (one hundred fifteen thousand), payable in 12 installments of equal amount in arrears on the last business day of each month during the term of this Agreement, to the extent you are still in office as Chairman and Managing Director of the Company.

4.4	In the event you do not comply with the obligation of this non competition clause, you undertake to pay to the Company, as a penalty, a sum of Euro 230,000 (two hundred thirty thousand) plus any additional damages suffered by the Company.

5.	CONFIDENTIALITY

5.1	You hereby undertake, during the term of this Agreement and thereafter, not to use, disclose or disseminate, either directly or indirectly, to any other person, organization or entity or otherwise employ in any manner whatsoever any privileged information in any way acquired in the performance of your office of director. In particular, you shall not disclose any technical or financial information, design, process, procedure, formula or improvement that is valuable and not generally known to the Company’s competitors. Such information shall include, without limitation, all information and documentation, whether or not subject to copyright, pertaining to product development, methods of operation, cost and pricing structures, marketing information, corporate strategy, product source and customer information, and other private, confidential business matters relating to the Company or any of its affiliates and/or subsidiaries

6.	TERM – RENEWAL

6.1	Subject to paragraph 7.1 below, this Agreement shall have a term of 12 (twelve) months effective from December 1, 2008, provided that the provisions of articles 4, 5 and 7 shall survive the termination of this Agreement to the extent provided therein.

6.2	This Agreement shall be automatically renewed for a 12 (twelve) month period at the expiration of the term under paragraph 6.1 (the “Expiration”), and at the expiration of any subsequent renewal hereunder (the “Renewal Expiration”), unless either party has sent to the other party notice in writing of its intention not to renew this Agreement at least 60 calendar days in advance of the Expiration or the Renewal Expiration, as applicable.

6.3	At your request, in the event of renewal of this Agreement, the Company will review your compensation under Articles 3.1 and. 3.2. Any mutually agreed changes to your compensation will be reflected in an amendment to this Agreement.

6.4	You acknowledge and agree that, following the Expiration or any Renewal Expiration of this Agreement, you shall not be entitled to receive any additional compensation or indemnity under this Agreement or otherwise.

7.	TERMINATION

7.1	The Company shall be entitled to terminate this Agreement at any time without notice, without prejudice to the right to seek damages under applicable law, in case you:

(a)	are in breach of any of the obligations set forth in articles 1, 2, 4 and 5;

(b)	are revoked as director of the Company for cause pursuant to the Italian Civil Code.

7.2	On the date of termination of this Agreement (and without prejudice to the rights or remedies of either party in respect of such termination or rights or remedies accrued as at such date of termination) you shall promptly:

(a)	resign (if you have not already done so) from Chairman and Managing Director of the Company, all offices held by you in the subsidiaries of the Company or in companies controlling, directly or indirectly, the Company without any compensation for loss of office;

(b)	return to the Company all lists of customers or contacts, correspondence, documents, credit cards and other property belonging to the Company, or any of its affiliates and/or subsidiaries, which may be in your possession or under your control.

7.3	Should this Agreement be terminated by the Company at any time during its term, or any renewal thereof, for reasons other than those indicated under Article 7.1 above you shall be entitled to receive a gross termination payment (indennità di fine mandato): equal to 1 (one) time the yearly compensation under Article 3.1 and 4.3, plus the amount equal to the bonus payable to you by the Company under article 3.2 with reference to the fiscal year preceding any such termination.

7.4	Should this Agreement be terminated by you at any time during its term, or any renewal thereof, as a result of a direct or indirect change of control of the Company, you shall be entitled to receive a gross termination payment (indennità di fine mandato) equal to 1 (one) time the yearly compensation under Article 3.1 and 4.3 plus the amount equal to the bonus payable to you by the Company under article 3.2 with reference to the fiscal year preceding any such termination provided, however, that the right to such payment will not arise if you enter into an alternative contractual arrangement with the Company or the new controlling group of the Company.

7.5	Should you resign with cause under Italian law from the office of Director provided herein prior to the expiration of the term on this Agreement, or any renewal thereof, for reasons other than change of control of the Company, you shall be entitled to receive a penalty equal to 1 (one) time the yearly compensation under Article 3.1 and 4.3 plus the amount equal to the bonus payable to you by the Company under article 3.2 with reference to the fiscal year preceding any such termination without being entitled to seek any further damages whatsoever.

8.	MODIFICATIONS – ENTIRE AGREEMENT

8.1	This agreement may not be modified, altered or amended except by a new written agreement between the parties.

8.2	This Agreement sets forth the entire understanding of the parties and supersedes any prior oral or written agreement between you and the Company. In particular, the agreement between you and the Company dated February 10, 2005 is hereby terminated.

9.	APPLICABLE LAW AND JURISDICTION

This agreement shall be governed by the laws of the Republic of Italy. To the extent permitted under applicable law, any possible dispute arising from this agreement shall be settled by the courts of Genoa.

* * *

We kindly ask you to send us a copy of the agreement duly signed by you for acceptance.

Sincerely yours,

/s/ Howard S. Frank
Howard S. Frank – Director

For acceptance

/s/ Pier Luigi Foschi
Pier Luigi Foschi

Genoa, August 27, 2009

ENCLOSURE 1

COSTA CROCIERE CEO

MANAGEMENT INCENTIVE PLAN

1.	OBJECTIVE

This Costa Crociere CEO Management Incentive Plan (the “Plan”) is designed to focus the attention of the Costa Crociere S.p.A. (“Costa”) Chief Executive Officer (the “Costa CEO”) on achieving outstanding performance results as reflected in the operating income of (1) Costa, including its Asia operations, (2) Holding Division Iberocruceros S.L. and Societa di Crociere Mercurio S.r.l. (operating the brand and fleet of AIDA Cruises), and/or (3) any other operating company under the management of the Costa CEO (the entities identified in (1), (2) and (3) shall be collectively referred to as the “Group” and each of such entities shall be individually referred to as a “Member”) and the operating income of Carnival Corporation & plc (the “Corporation”), as well as other relevant measures. It is intended that the bonuses paid to the Costa CEO under this Plan will be generally based (a) 75% on the Group Operating Income Per Berth Day (defined below) meeting the Group Operating Income Target Per Berth Day (defined below) and (b) 25% on achieving the Corporation Operating Income Target (defined below).

2.	PLAN ADMINISTRATION

The administrators of the Plan shall be the Compensation Committees of the Boards of Directors of the Corporation (the “Compensation Committees”). The Compensation Committees shall have sole discretion in resolving any questions regarding the administration or terms of the Plan not addressed in this document, as well as in resolving any ambiguities that may exist in this document, all of which shall be subject to confirmation by the Board of Directors of Costa or its delegates.

3.	PLAN YEAR

The “Plan Year” shall be the 12-month period ending November 30 of each year.

4.	PARTICIPATION

The Costa CEO shall be eligible to participate in the Plan. In order to receive a cash bonus under the Plan, the Costa CEO must be retained in his position as Managing Director of Costa under that certain service agreement dated as of August 21, 2009 between Costa and Costa CEO, as amended from time to time (the “Service Agreement”) until the completion of the applicable Plan Year.

5.	BONUS

A.	For purposes of this Plan, the terms below shall be defined as follows:

i.	“ALBD” means available lower berth day.

ii.	“Corporation Operating Income” shall mean the net income of the Corporation before interest income and expense and other nonoperating income and expense and income taxes as reported by the Corporation in its full year earnings report issued following each Plan Year.

iii.	“Corporation Operating Income Target” for the Plan Year will be equal to the projected Operating Income for the Plan Year that corresponds to the midpoint of the diluted earnings per share guidance publicly announced during the first month of the Plan Year by the Corporation.

iv.	“Group Operating Income” is the sum of the prior Plan Year’s actual Member Operating Income for each of Member of the Group.

v.	“Group Operating Income Per Berth Day” for the Plan Year shall be equal to (A) the Group Operating Income; divided by (B) the sum of the ALBDs of each Member.

vi.	“Group Operating Income Target Per Berth Day” for the Plan Year will be calculated as follows:

Step 1:	Add together each Member’s Member Operating Income Per ALBD for the prior Plan Year, multiplied by such Member’s current Plan Year’s budgeted ALBDs;

Step 2:	The amount determined in Step 1 shall then be divided by the sum of the current Plan Year’s budgeted ALBDs of all the Members.

vii.	“Member Operating Income” shall mean the consolidated net income of a Member before interest income and expense and other nonoperating income and expense and income taxes, as reported by such Member for the Plan Year.

viii.	“Member Operating Income Per ALBD” shall mean the consolidated net income of a Member before interest income and expense and other nonoperating income and expense and income taxes, as reported by such Member for the Plan Year, divided by the ALBDs of the Member.

The Compensation Committees may, in their discretion, increase or decrease the Group Operating Income Target Per Berth Day and/or the Corporation Operating Income Target or establish an alternative target for any reason they deem appropriate. In addition, in the discretion of the Compensation Committees, certain items, including, but not limited to, gains or losses on ship sales can be excluded from the Group Operating Income Target Per Berth Day and/or Corporation Operating Income Target and the actual Group and/or Corporation Operating Income for any Plan Year.

B.	The Costa CEO’s Target Bonus is €1.5 million. Within 75 days following the commencement of each Plan Year, the Compensation Committees may, in their discretion, increase or decrease the Costa CEO’s Target Bonus for the current Plan Year based on recommendations from the Chief Executive Officer and Chief Operating Officer of the Corporation for any reason(s) deemed appropriate by them. The “Target Bonus” is the anticipated level of bonus for the Costa CEO if (a) the Group Operating Income Per Berth Day is equal to the Group Operating Income Target Per Berth Day and (b) 100% of the Corporation Operating Income Target is achieved, prior to the Compensation Committees exercising discretion to increase or decrease the bonus payable to the Costa CEO as provided in 5.C.ii.

C.	Within 75 days following the end of each Plan Year, the Compensation Committees shall determine the Costa CEO’s bonus for the prior Plan Year as follows:

i.	The actual Group Operating Income Per Berth Day and the actual Corporation Operating Income for the Plan Year will be confirmed, and the Compensation Committees shall determine the preliminary bonus amount for the Costa CEO by reference to the schedule appended to this Plan (the “Bonus Schedule”), which calibrates the weighted (a) Group Operating Income Target Per Berth Day (75%) and (b) the Corporation Operating Income Target (25%) for the Plan Year with the Target Bonus. The performance range in the Bonus Schedule is from 75% to 120% of the Operating Income Targets with results at 75% or less producing a preliminary bonus amount equal to 50% of the Target Bonus and at 120% or more producing a preliminary bonus amount equal to 150% of the Target Bonus. Results from 75% to 120% of the Operating Income Targets will be calculated using interpolation.

ii.	The Compensation Committees may then consider other factors deemed, in their discretion, relevant to the performance of the Group and the Corporation, including, but not limited to, the impacts of changes in accounting principles, unusual gains and/or losses and other events outside the control of the Costa CEO. The Compensation Committees may also consider other factors they deem, in their discretion, relevant to the performance of the Group or the Costa CEO, including, but not limited to, operating performance metrics (such as return on investment, revenue yield, costs per ALBD), successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, and management of health, environment, safety and security matters. Based on such factors, the Compensation Committees may, in their discretion, increase or decrease the preliminary bonus amount calculated pursuant to Section 5.C.i. by any amount deemed appropriate to determine the final bonus amount. The final bonus amount shall not exceed 200% of the Target Bonus.

D.	The final bonus amount determined pursuant to Section 5.C.ii shall be subject to confirmation by the Board of Directors of Costa or its delegates.

6.	PAYMENT OF BONUS

Except as otherwise provided in the section entitled “Participation,” the bonus shall be paid as soon as administratively practicable following confirmation of the bonus by the Board of Directors of Costa or its delegates.

The Costa CEO shall forfeit his rights to receive any bonus under this Plan in the event he (a) is in breach of any of the obligations set forth in articles 1, 2, 4 or 5 of the Service Agreement or (b) is revoked as a director of the Company for cause pursuant to the Italian Civil Code, as determined by the Boards of Directors of the Corporation, which determination shall be subject to confirmation by the Board of Directors of Costa or its delegates.

7.	AMENDMENT OF PLAN

The Compensation Committees may amend the Plan from time to time in such respects as the Compensation Committees may deem advisable, but only upon receipt of the written consent of the Costa CEO and the Board of Directors of Costa or its delegates.

BONUS SCHEDULE

Percent of Target Operating Income Achieved	Bonus Funding	Group Weighted Bonus Funding (75%)	Corporation Weighted Bonus Funding (25%)
Under 75%	50.0%	37.50%	12.50%
76%	52.0%	39.00%	13.00%
77%	54.0%	40.50%	13.50%
78%	56.0%	42.00%	14.00%
79%	58.0%	43.50%	14.50%
80%	60.0%	45.00%	15.00%
81%	62.0%	46.50%	15.50%
82%	64.0%	48.00%	16.00%
83%	66.0%	49.50%	16.50%
84%	68.0%	51.00%	17.00%
85%	70.0%	52.50%	17.50%
86%	72.0%	54.00%	18.00%
87%	74.0%	55.50%	18.50%
88%	76.0%	57.00%	19.00%
89%	78.0%	58.50%	19.50%
90%	80.0%	60.00%	20.00%
91%	82.0%	61.50%	20.50%
92%	84.0%	63.00%	21.00%
93%	86.0%	64.50%	21.50%
94%	88.0%	66.00%	22.00%
95%	90.0%	67.50%	22.50%
96%	92.0%	69.00%	23.00%
97%	94.0%	70.50%	23.50%
98%	96.0%	72.00%	24.00%
99%	98.0%	73.50%	24.50%
100%	100.0%	75.00%	25.00%
101%	102.5%	76.88%	25.63%
102%	105.0%	78.75%	26.25%
103%	107.5%	80.63%	26.88%
104%	110.0%	82.50%	27.50%
105%	112.5%	84.38%	28.13%
106%	115.0%	86.25%	28.75%
107%	117.5%	88.13%	29.38%
108%	120.0%	90.00%	30.00%
109%	122.5%	91.88%	30.63%
110%	125.0%	93.75%	31.25%
111%	127.5%	95.63%	31.88%
112%	130.0%	97.50%	32.50%
113%	132.5%	99.38%	33.13%

114%	135.0%	101.25%	33.75%
115%	137.5%	103.13%	34.38%
116%	140.0%	105.00%	35.00%
117%	142.5%	106.88%	35.63%
118%	145.0%	108.75%	36.25%
119%	147.5%	110.63%	36.88%
120%	150.0%	112.50%	37.50%
Over 120%	150.0%	112.50%	37.50%